EXHIBIT 23.2


            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


The Board of Directors
Delta Petroleum Corporation:

We consent to the use of our reports dated September 15, 2005, with respect to the consolidated balance sheets of Delta Petroleum Corporation as of June 30, 2005 and 2004, and the related consolidated statements of operations, stockholders' equity and comprehensive income (loss), and cash flows for each of the years in the three-year period ended June 30, 2005, management's assessment of the effectiveness of internal control over financial reporting as of June 30, 2005 and the effectiveness of internal control over financial reporting as of June 30, 2005, incorporated herein by reference and to the reference to our firm under the heading "Experts" in the prospectus.

Our report refers to the adoption of Statement of Financial Accounting Standards No. 143, Accounting for Asset Retirement Obligations, as of July 1, 2002.

                                      /s/ KPMG LLP

                                      KPMG LLP


Denver, Colorado
February 10, 2006